UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 3 to Form 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
WESTMORELAND COAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	23-1128670

(State of incorporation or organization)	(I.R.S. Employer Identification no.)

2nd Floor, 2 North Cascade Avenue, Colorado Springs, CO	80903

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (719) 442 2600
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $2.50 per share	American Stock Exchange

Depositary Shares, each representing one quarter of a share of Series A Convertible Exchangeable Preferred Stock	American Stock Exchange

Preferred Stock Purchase Rights	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     The undersigned registrant hereby amends the following items, exhibits, and portions of its registration statement on Form 8-A dated March 12, 1999, as set forth in the pages attached hereto.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A dated March 12, 1999 (as amended to date, the “Form 8-A”) filed by Westmoreland Coal Company, a Delaware corporation (the “Company”), is hereby further amended to include the following:
     On March 4, 2008, the Company amended its Amended and Restated Rights Agreement, dated as of February 7, 2003 (the “2003 Rights Agreement”), between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as amended by the First Amendment to Amended and Restated Rights Agreement dated May 2, 2007 (the “2007 Amendment”), by entering into the Second Amendment to Amended and Restated Rights Agreement (the “2008 Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the 2003 Rights Agreement, as amended by the 2007 Amendment and the 2008 Amendment.
     In general, the 2003 Rights Agreement, as amended by the 2007 Amendment, has been amended principally as follows:
     1. To add definitions to permit Tontine Capital Partners, L.P. and its Affiliates and Associates to acquire up to 34.5% of the sum of (x) the number of shares of Common Stock issued and outstanding at the time of such calculation, (y) the number of shares of Common Stock purchased by the Company from stockholders after March 4, 2008, and (z) the number of Conversion Shares that have not been converted at the time of such calculation; and
     2. To delete certain definitions that were added to the 2003 Agreement by the 2007 Amendment, which definitions were specific to, and reflected the transactions contemplated by, the Standby Purchase Agreement (as such term was defined by the 2007 Amendment).
     A copy of the 2008 Amendment is attached hereto as Exhibit (1) and is incorporated herein by reference. The foregoing description of the changes to the 2003 Rights Agreement, as amended by the 2007 Amendment, does not purport to be complete and is qualified in its entirety by reference to the 2003 Rights Agreement, as amended by the 2007 Amendment and the 2008 Amendment.
Item 2. Exhibits.
     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:
     (1) Second Amendment to Amended and Restated Rights Agreement dated as of March 4, 2008 between Westmoreland Coal Company and Computershare Trust Company, N.A.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY
Date: March 6, 2008	By:	/s/ David J. Blair
	Name:	David J. Blair
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

(1)	Second Amendment to Amended and Restated Rights Agreement dated as of March 4, 2008 between Westmoreland Coal Company and Computershare Trust Company, N.A.